PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	Janet G. Keckeisen
5430 LBJ Freeway, Suite 1700	Investor Relations
Dallas, Texas 75240	Tel. 972-233-1700

COMPX REPORTS FOURTH QUARTER 2021 RESULTS
DALLAS, TEXAS … March 2, 2022 … CompX International Inc. (NYSE American: CIX) announced today sales of $34.1 million for the fourth quarter of 2021 compared to $30.0 million in the same period of 2020. Operating income was $3.8 million in the fourth quarter of 2021 compared to $2.3 million in the same period of 2020. Net income was $3.2 million, or $0.25 per diluted share, for the fourth quarter of 2021 compared to $2.3 million, or $0.17 per diluted share, in the same period of 2020.

Net sales for the year ended December 31, 2021 were $140.8 million compared to $114.5 million in the previous year. Operating income was $20.5 million for the year ended December 31, 2021 compared to $11.8 million for 2020. Net income for the year ended December 31, 2021 was $16.6 million, or $1.34 per diluted share, compared to $10.3 million, or $0.83 per diluted share, for the year ended December 31, 2020.

Fourth quarter 2021 net sales increased over the 2020 comparable period primarily due to higher Security Products sales, largely increased sales to the government security and transportation markets and, to a lesser extent, higher Marine Component sales, predominantly to the towboat market. Operating income increased for the fourth quarter of 2021 compared to the fourth quarter of 2020 as higher costs, specifically increased raw material, shipping and labor costs, were more than offset by higher sales.
Net sales increased for the full year of 2021 compared to the full year of 2020 primarily due to higher sales volumes at both of our segments. Our net sales and operating income were negatively impacted by the COVID-19 pandemic in the second and third quarters of 2020, which significantly impacts the comparisons for the full year. Beginning in the third quarter of 2020 and continuing through 2021, our sales generally improved at both our business segments and our operating income increased for the full year of 2021 as compared to 2020 primarily due to the favorable effect of higher sales and production volumes, partially offset by higher production costs including increased raw material, shipping and labor costs.
CompX is a leading manufacturer of security products and recreational marine components. It operates from three locations in the U.S. and employs approximately 570 people.

Forward-Looking Statements
The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause our actual future results to differ materially include, but are not limited to, the following:
•	Future demand for our products,
•
Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,
•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new products and product features,
•	Future litigation,
•	Our ability to protect or defend our intellectual property rights,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform,
•	The impact of current or future government regulations (including employee healthcare benefit related regulations),
•
General global economic and political conditions that introduce instability into our supply chain, impact our customers’ level of demand or our customers’ perception regarding demand or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19),

•
Operating interruptions (including, but not limited to labor disputes, hazardous chemical leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19); and

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.
Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.
* * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2020	2021	2020	2021
	(Unaudited)

Net sales	$30.0	$34.1	$114.5	$140.8
Cost of sales	22.3	24.7	81.7	98.1
Gross margin	7.7	9.4	32.8	42.7
Selling, general and administrative expense	5.4	5.6	21.0	22.2
Operating income	2.3	3.8	11.8	20.5
Interest income	0.4	0.3	1.7	1.2
Income before taxes	2.7	4.1	13.5	21.7
Provision for income taxes	0.4	0.9	3.2	5.1
Net income	$2.3	$3.2	$10.3	$16.6

Basic and diluted net income
per common share	$0.17	$0.25	$0.83	$1.34

Weighted average diluted common
shares outstanding	12.5	12.4	12.4	12.4